Teilzeitvereinbarung

zwischen

COMPASS Pathfinder Limited

- nachfolgend „COMPASS“ genannt -

und

Herrn Lars Wilde

- nachfolgend gemeinsam „die Parteien“ genannt -

Präambel

Zwischen den Parteien besteht ein Arbeitsverhältnis. Herr Wilde befindet sich derzeit in Elternzeit für seinen Sohn Leonard. Die Elternzeit endet mit Ablauf des 31. März 2022. Während der bis dahin verbleibenden Elternzeit möchte Herr Wilde gerne in Teilzeit arbeiten, und zwar ab dem 4. Oktober 2021. Diesem Wunsch kommt COMPASS gerne nach.

Dies vorausgeschickt vereinbaren die Parteien Folgendes:

1. COMPASS beschäftigt Herrn Wilde in der Zeit vom 4. Oktober 2021 bis zum 31. März 2022 in Teilzeit in Elternzeit („Elternteilzeit“).

2. Während der Elternteilzeit beträgt die arbeitsvertraglich geschuldete Arbeitszeit 20 Stunden pro Woche, Pausen ausgeschlossen.

Die Verteilung der Arbeitszeit legt COMPASS unter Berücksichtigung der betrieblichen Erfordernisse sowie der Interessen von Herrn Wilde fest.

3. Die monatliche Festvergütung beträgt während der Elternteilzeit GBP 160.000,00 brutto, zahlbar am Ende eines jeden Monats. Der jährliche Zielbonus gemäß Ziffer 4 Abs. 2 der mit Wirkung zum 4. Oktober

Part-Time Agreement

between

COMPASS Pathfinder Limited

- hereinafter referred to as “COMPASS” -

and

Mr. Lars Wilde

- both hereinafter referred to as “the parties” -

Preamble

An employment relationship exists between the parties. Mr. Wilde is currently on parental leave for his son Leonard. The parental leave ends on March 31, 2022. During the parental leave remaining until then, Mr. Wilde would like to work part-time, starting on October 4, 2021. COMPASS is happy to comply with this request.

The parties agree as follows:

1. COMPASS employs Mr. Wilde from October 4 until March 31, 2022 in "Parental Part-Time".

2. During the Parental-Part-Time the working time due under the employment contract shall be 20 hours per week, excluding breaks.

The allocation of working time shall be determined by COMPASS taking into account the operational requirements and the interests of Mr. Wilde.

3. During the Parental-Part-Time the monthly basic salary shall amount to GBP 160,000.00 gross, payable at the end of each month. Notwithstanding the foregoing, during the Parental-Part-Time the annual target

2020 geschlossenen Änderungsvereinbarung berechnet sich auch während der Elternteilzeit weiterhin auf Basis von Herrn Wildes regulärer vertraglicher Vollzeit-Festvergütung.

bonus amount under section 4(2) of the employment contract (as inserted by deed with effect as of October 4, 2020) shall continue to be calculated by reference to Mr. Wilde's regular contractual full time basic salary.

4. Der Herrn Wilde während der Elternteilzeit zustehende Urlaub bemisst sich anteilig auf Grundlage des ihm gemäß Arbeitsvertrag vom 18./23. Oktober 2017 zustehenden Vollzeit-Urlaubs.

4. The holiday to which Mr. Wilde is entitled during the Parental-Part-Time shall be calculated pro rata on the basis of the full-time holiday to which he is entitled according to his employment contract dated October 18/23, 2017.

5. Im Übrigen verbleibt es bei den bisherigen arbeitsvertraglichen Regelungen. Zudem gelten die betrieblichen Bestimmungen. Sofern die arbeitsvertraglichen Regelungen und/oder betrieblichen Bestimmungen auf eine Vollzeittätigkeit abstellen, gelten sie für die Teilzeittätigkeit entsprechend, es sei denn, sie sollen nach ihrem Wortlaut ausschließlich im Falle einer Vollzeittätigkeit gelten oder setzen eine solche voraus.

5. In all other respects, the existing provisions of the employment contract shall remain in effect. In addition, the operational regulations apply. If the employment contract provisions and/or operational regulations are based on full-time employment, they shall apply mutatis mutandis to part-time employment, unless they are worded to apply exclusively in the case of full-time employment or require such an employment.

6. Diese Vereinbarung endet automatisch, ohne dass es einer Kündigung bedarf, mit Ablauf des 31. März 2022. Endet die Elternzeit für Herrn Wildes Kind Leonard vorzeitig, endet zugleich auch diese Vereinbarung automatisch vorzeitig. Die Verlängerung der Elternzeit für das Kind Leonard über den 31. März 2022 hinaus, führt nicht zu einer Verlängerung dieser Teilzeitvereinbarung. Gleiches gilt bei Elternzeit für ein anderes Kind.

6. This agreement ends automatically without the need for termination at the expiry of March 31, 2022. If the parental leave for Mr. Wilde´s child Leonard ends prematurely, this agreement shall also automatically end prematurely. The extension of parental leave for the Leonard beyond March 31, 2022 does not lead to an extension of this part-time agreement. The same applies in the event of parental leave for another child.

7. Nebenabreden wurden nicht getroffen. Änderungen oder Ergänzungen dieses Vertrages einschließlich dieser Bestimmung bedürfen zu ihrer Wirksamkeit der Schriftform; davon abweichend sind auch formlos getroffene Änderungen oder Ergänzungen dieses Vertrages wirksam, wenn es sich dabei um Individualabreden im Sinne von § 305b BGB handelt.

7. There are no collateral agreements. Any changes or amendments to this contract, including any changes or amendments to this provision, shall be in written form in order to be valid and binding; however, any informal changes or amendments to this contract shall be valid and binding if the terms have been individually agreed within the meaning of Sec. 305b German Civil Code.

8. Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland. 8. This Contract is governed by Ger- man Law. London, August 23, 2021 …..………………………… Date/Place …..………………………… Anne Benedict Chief People Officer Düsseldorf, September 29, 2021 …..………………………… Date/Place …..………………………… Lars Wilde President